EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ariba, Inc.:

We consent to the use of our report dated October 22, 2003, except as to note 12, which is as of January 23, 2004, relating to the consolidated balance sheets of Ariba, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2003 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Mountain View, California

March 31, 2004